Filed Pursuant to Rule 424(b)(3)
File No. 333-170225

CORPORATE PROPERTY ASSOCIATES 17 — GLOBAL INCORPORATED

Prospectus Supplement No. 4 Dated December 21, 2012

To Prospectus Dated April 30, 2012

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 17 — Global Incorporated, dated April 30, 2012 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 17 — Global Incorporated upon request.

RECENT DEVELOPMENTS

Termination of Our Follow-On Offering

In April 2011, we commenced our follow-on offering of up to $1.475 billion in shares of our common stock, including $475.0 million in shares of common stock through our distribution reinvestment plan (“DRIP”).    In August 2012 and December 2012, we reallocated 30 million shares of our common stock ($300.0 million) and 5 million shares of our common stock ($50.0 million), respectively, registered under our DRIP to our follow-on offering.  As of December 20, 2012, we have received orders for all of the remaining shares offered in our follow-on offering, excluding our DRIP, and have ceased accepting new orders. Upon completion of the offering, we expect to issue approximately 288.4 million shares of our common stock in our initial public offering (which ended in April 2011) and our follow-on offering, raising aggregate gross proceeds of approximately $2.9 billion.

We plan to continue to offer shares under our DRIP beyond the termination of our follow-on offering.  As of December 20, 2012, we have issued a total of 11,693,963 shares ($111.1 million) pursuant to our DRIP and 3,306,037 shares of our common stock remain available for issuance under our DRIP.

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